PURCHASE AND SALE AGREEMENT

                           BETWEEN

                    SMITH PRODUCTION INC.

                          AS SELLER

                             AND

          FIDELITY EXPLORATION & PRODUCTION COMPANY

                        AS PURCHASER


   -------------------------------------------------------


                      Table of Contents



Exhibits

Definitions

Article 1 Purchase and Sale

     Section 1.1  Purchase and Sale

     Section 1.2  Assets

     Section 1.3  Excluded Assets

     Section 1.4  Effective Time

     Section 1.5  Delivery and Maintenance of Records

     Section 1.6  Proration of Costs and Revenues

Article 2 Purchase Price

     Section 2.1  Purchase Price

     Section 2.2  Adjustments to Purchase Price

     Section 2.3  Allocation of Purchase Price

     Section 2.4  Deposit

Article 3 Title Matters

     Section 3.1 Seller's Title

     Section 3.2 Defensible Title

     Section 3.3 Permitted Encumbrances

     Section 3.4 Notice of Title Defects

     Section 3.5 Consents to Assignment and Preferential Rights to Purchase

     Section 3.6 Casualty Loss

     Section 3.7 Condemnation Loss

     Section 3.8 Limitations on Applicability

Article 4 Environmental Matters

     Section 4.1 Environmental Assessment

     Section 4.2 Notice of Material Adverse Environmental Condition

     Section 4.3 Environmental Remedies

     Section 4.4 Limitations

Article 5 Representations and Warranties of Seller

     Section 5.1 Disclaimers

     Section 5.2 Existence and Qualification

     Section 5.3 Power

     Section 5.4 Authorization and Enforceability

     Section 5.5 No Conflicts

     Section 5.6 Purchaser's Liability for Brokers' Fees

     Section 5.7 Litigation

     Section 5.8 Taxes and Assessments

     Section 5.9 Outstanding Capital Commitments

     Section 5.10 Compliance with Laws

     Section 5.11 Contracts

     Section 5.12 Payments

     Section 5.13 Gas Imbalances

     Section 5.14 Governmental Authorizations

     Section 5.15 Consents to Assignments and Preferential Purchase Rights

     Section 5.16 Non-foreign Person

     Section 5.17 Payout Balances

     Section 5.18 Condemnation

     Section 5.19 Bankruptcy

     Section 5.20 PUHCA/NGA

     Section 5.21 Investment Company

     Section 5.22 Suspense Accounts

Article 6 Representations and Warranties of Purchaser

     Section 6.1 Existence and Qualification

     Section 6.2 Power

     Section 6.3 Authorization and Enforceability

     Section 6.4 No Conflicts

     Section 6.5 Seller's Liability for Brokers' Fees

     Section 6.6 Litigation

     Section 6.7 Financing

     Section 6.8 Texas Deceptive Trade Practices Consumer Protection Act

     Section 6.9 No Reliance

Article 7 Covenants of the Parties

     Section 7.1 Access

     Section 7.2 Government Reviews

     Section 7.3 Notification of Breaches

     Section 7.4 Letters-in-Lieu; Assignments and Bills of Sale; Operator

     Section 7.5 Public Announcements

     Section 7.6 Operation of Business

     Section 7.7 Indemnity Regarding Access

     Section 7.8 Gas Imbalances and Take-or-Pay Make-up Obligations

     Section 7.9 Consents and Preferential Rights

     Section 7.10 Tax Matters

     Section 7.11 Further Assurances

     Section 7.12 Transition Services

     Section 7.13 Replacement of Bonds, Letters of Credit and Guarantees

     Section 7.14 Like-Kind Exchange

     Section 7.15 Arbitration

Article 8 Conditions to Closing

     Section 8.1 Conditions of Seller to Closing

     Section 8.2 Conditions of Purchaser to Closing

Article 9 Closing

     Section 9.1 Time and Place of Closing

     Section 9.2 Obligations of Seller at Closing

     Section 9.3 Obligations of Purchaser at Closing

     Section 9.4 Closing Payment and Post-Closing Purchase Price Adjustments

Article 10 Termination

     Section 10.1 Termination

     Section 10.2 Effect of Termination

     Section 10.3 Distribution of Deposit Upon Termination

Article 11 Post-Closing Obligations; Indemnification; Limitations; Disclaimers and Waivers

     Section 11.1 Receipts

     Section 11.2 Expenses

     Section 11.3 Assumption and Indemnification

     Section 11.4 Indemnification Actions

     Section 11.5 Survival

     Section 11.6 Recording

     Section 11.7 Independent Investigation

     Section 11.8 Disclaimer Regarding Information

     Section 11.9 Waiver of Trade Practices Acts

     Section 11.10 Post-Closing Audit Rights

Article 12 Miscellaneous

     Section 12.1 Counterparts

     Section 12.2 Notice

     Section 12.3 Binding Agreement

     Section 12.4 Expenses

     Section 12.5 Change of Name

     Section 12.6 Construction

     Section 12.7 Governing Law

     Section 12.8 Captions

     Section 12.9 Waivers

     Section 12.10 Assignment

     Section 12.11 Entire Agreement

     Section 12.12 Amendment

     Section 12.13 No Third-Party Beneficiaries

     Section 12.14 References



                 PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement is by and between Smith Production Inc., a Texas corporation, and Fidelity
Exploration & Production Company, a Delaware corporation.

     In consideration of the mutual promises and other valuable consideration recited herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                         DEFINITIONS

"AFE" shall mean authority for expenditure as used in
Section 5.9.

"Adjustment Period" shall mean the period of time commencing at the Effective Time and ending on the Closing Date as discussed in Section 2.2.

"Adjusted Purchase Price" shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

"Affiliates" with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person.

"Agreement" shall mean this Purchase and Sale Agreement.

"Allocated Value" shall mean the allocation of the unadjusted Purchase Price among each of the Assets as described in Section 2.3.

"Assets" shall mean the property and property rights set forth in Section 1.2.

"Assignment and Bill of Sale" shall mean the conveyance document by which Seller conveys the Assets to Purchaser as described in Section 3.1(b).

"Assumed Obligations" has the meaning set forth in Section
11.3(a).

"Business Day" means each calendar day except Saturdays, Sundays, and Federal holidays.

"Closing" has the meaning set forth in Section 9.1(a).

"Closing Date" has the meaning set forth in Section 9.1(b).

"Closing Payment" has the meaning set forth in Section 9.4(a).

"Code" has the meaning set forth in Section 2.3(a).

"Confidentiality Agreement" has the meaning set forth in Section 7.1(a).

"Contracts" has the meaning set forth in Section 1.2(d).

"Damages" has the meaning set forth in Section 11.3(e).

"Defensible Title" has the meaning set forth in Section 3.2.

"Deposit" has the meaning set forth in Section 2.4.

"DTPA" has the meaning set forth in Section 6.8.

"Effective Time" has the meaning set forth in Section 1.4.

"Environmental Assessment" has the meaning set forth in Section 4.1.

"Environmental Laws" means, as the same have been amended as of the Effective Time, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33
U.S.C. Section  1251 et seq.; the Clean Air Act, 42 U.S.C.
Section 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq., the Toxic Substances Control Act, 15 U.S.C. Section Section 2601 through 2629;
the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42
U.S.C. Section  11001 et seq.; and the Safe Drinking Water
Act, 42 U.S.G. Section Section 300f through 300j; and all similar Laws as of the Effective Time of any Governmental
Body having jurisdiction over the Properties addressing pollution or protection of the environment and all regulations implementing the foregoing.

"Environmental Liabilities" shall mean, with respect to the Properties, any and all environmental response costs, costs to cure, restoration costs, costs of remediation, settlements, penalties, fines, attorney fees, and Damages
(i) related to a Material Adverse Environmental Condition regardless of whether same occurred PRIOR TO, AT OR AFTER THE EFFECTIVE TIME and/or (ii) incurred or imposed pursuant to any claim or cause of action by a Governmental Body or other Person for remediation or response costs or any remediation obligation or Damages arising out of any violation of any Environmental Law which is attributable to the ownership or operation of the Properties PRIOR TO, AT OR AFTER THE EFFECTIVE TIME.

"Equipment" has the meaning set forth in Section 1.2(f).

"Excluded Assets" has the meaning set forth in Section 1.3.

"Flores Field Agreement" shall mean that certain second
Purchase and Sale Agreement between Seller and Purchaser covering an undivided fifty percent (50%) of Seller's interest in the Flores Field, located in Hidalgo County, Texas and Starr County, Texas, prepared contemporaneously with the preparation and execution of this Agreement.

"Governmental Authorization" has the meaning set forth in
Section 5.14.

"Governmental Body" means any federal, state, local, municipal or other governmental regulatory agency, administrative agency, commission, court, tribunal, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing powers.

"HSR Act" means the Hart-Scott Rodino Antitrust Improvements
Act of 1976 as discussed in Section 7.2.

"Hydrocarbons" shall mean oil, gas, condensate, other gaseous and liquids products and all products attributable thereto, produced from or attributable to the Properties.

"Indemnification Notice" has the meaning set forth in
Section 11.4(b).

"Indemnify" has the meaning set forth in Section 11.3(b).

"Indemnified Party" has the meaning set forth in Section 11.4(a).

"Indemnifying Party" has the meaning set forth in Section 11.4(a).

"Lands" has the meaning set forth in Section 1.2(a).

"Laws" means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

"Leases" has the meaning set forth in Section 1.2(a).

"Litigation Expenses" has the meaning set forth in Section 11.3(b)(ix).

"Material Adverse Environmental Condition" shall mean, with respect to the Properties, any violations of Environmental
Laws; any condition that is required to be remediated or cured under applicable Environmental Laws in effect at the time of the Environmental Assessment; the failure to remediate or cure any condition that is required to be remediated or cured under applicable Environmental Laws in effect at the time of the Environmental Assessment; any action or proceeding before any Governmental Body alleging potential liability arising out of or resulting from any actual or alleged violation of, or any remedial obligation under, any Environmental Law with respect to the Properties or notice of same to Seller by any Person.

"Net Revenue Interest" shall mean an ownership interest, expressed either as a decimal or percentage, in the stream of revenues attributable to the Assets, net of all burdens, as discussed in Section 3.2(a).

"Permitted Encumbrances" has the meaning set forth in
Section 3.3.

"Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

"Properties" shall mean the Units, Leases, Lands and Wells.

"Property Costs" shall mean all operating expenses and capital expenditures incurred in the ownership and operation of the Assets and, where applicable, in accordance with the relevant operating or unit agreement, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any. Property Costs shall include costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes. Property Costs shall not include liabilities and expenses attributable to (i) claims, investigations, administrative proceedings or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits, (iii) obligations to remediate or cure any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts,
(v) gas balancing obligations, (vi) obligations related to the Excluded Assets and (vii) obligations to pay Working Interests, royalties, overriding royalties or other interests held in suspense.

"Purchase Price" has the meaning set forth in Section 2.1.

"Purchaser" shall mean Fidelity Exploration & Production Company.

"Purchaser Indemnitees" shall mean Purchaser, its officers, directors, shareholders, members, employees, agents, representatives, Affiliates and subsidiaries.

"Purchaser's Indemnification Obligations" shall mean those obligations described in Section 11.3(b).

"Records" has the meaning set forth in Section 1.2(h).

"Seller" shall mean Smith Production Inc.

"Seller Operated Assets" shall mean Assets operated by Seller.

"Seller Indemnitees" shall mean Seller, its officers, directors, shareholders, members, employees, agents, representatives, Affiliates and subsidiaries.

"Seller's Indemnification Obligations" shall mean those obligations described in Section 11.3(c).

"Surface Contracts" has the meaning set forth in Section 1.2(e).

"Tax(es)" means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding Taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

"Tax Returns" has the meaning set forth in Section 5.8.

"Third Party Claim" has the meaning set forth in Section 11.4(b).

"Title Benefit" shall mean any right or condition that operates to increase the Net Revenue Interest of Seller in any Property above the Net Revenue Interest shown on Exhibit 1.2(b), without causing a proportionate increase in Seller's Working Interest as shown in Exhibit 1.2(b) as discussed in
Section 3.2.

"Title Benefit Amount" has the meaning set forth in Section 3.4(e).

"Title Benefit Notice" has the meaning set forth in Section 3.4(b).

"Title Claim Date" has the meaning set forth in Section 3.4(a).

"Title Defect" has the meaning set forth in Section 3.2.

"Title Defect Amount" has the meaning set forth in Section 3.4(d)(i).

"Title Defect Notice" has the meaning set forth in Section 3.4(a).

"Title Defect Property" has the meaning set forth in Section 3.4(a).

"Units" has the meaning set forth in Section 1.2(c).

"Wells" has the meaning set forth in Section 1.2(b).

"Working Interest" shall mean the gross leasehold ownership interest in the Leases, or, as the case may be, the gross ownership interest in fee minerals or other types of interests which are included within the Assets, as discussed in Section 3.2(b).

                          ARTICLE 1
                      PURCHASE AND SALE


Section 1.1  Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets.

Section 1.2  Assets.

As used herein, "Assets" means all of Seller's right, title and interest in the following property rights described in 1.2(a) through 1.2(h), inclusive, as follows:

     (a) Oil, gas and mineral leases; subleases and other leaseholds; carried interests; farmout rights; options; and other properties and interests as described on
     Exhibit 1.2(a) attached hereto, subject to such depth limitations, exclusions and other restrictions as described on Exhibit 1.2 (a) (collectively, the "Leases") and all tenements, hereditaments and appurtenances belonging to the Leases, together with each and every kind and character of right, title, claim, and interest that Seller has in and to the Leases and the lands covered thereby, pooled, unitized or communitized therewith (the "Lands");

     (b) Oil, gas, water, disposal or injection wells located on the Lands, whether producing, not producing, shut-in, temporarily abandoned or permanently abandoned, including the interests in the wells as described on Exhibit 1.2(b) attached hereto (the
     "Wells");

     (c) Units which include all or portions of the Leases, Lands or Wells as described on Exhibit 1.2(c) attached hereto (the "Units") including production from any such Unit, whether such Unit production comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Units;

     (d) Contracts, agreements, orders and instruments by which the Assets are bound or to which the Assets are subject, or that relate to or are otherwise applicable to the Assets, to the extent applicable to the Assets rather than Seller's other properties, including, without limitation, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Assets or the production of oil and gas and other minerals and products produced in association therewith from the Assets (all of which are hereinafter collectively referred to as "Contracts") but excluding any Contracts to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 7.9; provided that "Contracts" shall not include the Leases;

     (e) Easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights ("Surface Contracts") appurtenant to, and used or held for use primarily in connection with the Properties, excluding any Surface Contracts to the extent transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 7.9;

     (f) Equipment, machinery, fixtures, facilities and improvements located on the Properties including, without limitation, all tanks, boilers, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, but excluding (i) vehicles, (ii) computers and related peripheral equipment, (iii) communications equipment and (iv) communications licenses granted by the Federal Communications Commission or other governmental agency (subject to such exclusions, the "Equipment");

     (g) Hydrocarbons produced from or attributable to the Properties from and after the Effective Time and all oil, gas, condensate and imbalances with co-owners and with pipelines and all make-up rights with respect to take-or-pay payments; and

     (h) To the extent transferable, all non-proprietary and non-confidential lease files; land files; well files;
     gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; geologic data; that certain 3-D seismic data and geophysical data that was conveyed by Vastar Resources, Inc. to Seller pursuant to that certain Purchase and Sale Agreement between Vastar Resources, Inc., as Seller, and Smith Production Inc., as
     Purchaser, dated January 21, 1999 covering Tabasco
     Field and Texan Gardens Field and that certain letter agreement dated April 20, 1999 between Vastar
     Resources, Inc. and Smith Production Inc.; and non-confidential logs related to the Assets listed above in subsections (a)-(g), inclusive, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to Section 7.9, (ii) proprietary engineering data, maps and reserve studies, (iii) computer software, (iv) work product of Seller's legal counsel (other than title opinions), (v) records and documents relating to the negotiation and consummation of the sale of the Assets and (vi) corporate, financial, income and franchise tax and legal records of Seller that relate to Seller's business generally (whether or not relating to the Assets) (subject to such exclusions, the "Records"); provided, however, that Seller may retain the originals of such files and other records as Seller has determined may be required for litigation, Tax, accounting, and auditing purposes and provide Purchaser with copies thereof, excluding, however, the Excluded Assets (as defined in Section 1.3).

Section 1.3 Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include the following listed items which are excepted and reserved to Seller and excluded from this Agreement (collectively, the "Excluded Assets"):

     (a) The documents, files, records and information excluded in 1.2(h) above;

     (b) The equipment, machinery, licenses, fixtures and other tangible personal property excluded in 1.2(f) above;

     (c) All rights to any refund of Taxes or other costs or expenses borne by Seller or Seller's predecessors in interest and title attributable to periods prior to the Effective Time;

     (d) All rights relating to the existing claims and causes of action described in Exhibit 5.7 hereto;

     (e) Seller's bonds, letters of credit, guarantees, permits and licenses;

     (f) All trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

     (g) All surface estate fee located on the Properties, including, without limitation, all buildings, structures and improvements located on said surface fee estate as more particularly described in Exhibit 1.3;

     (h) That certain 3-D seismic data and geophysical data covering approximately 57 square miles of land that was shot, acquired and processed by Synergy Exploration L.L.C. on behalf of Seller which covers the Properties and other land not covered by this Agreement; and

     (i) All other items listed in Exhibit 1.3.

Section 1.4 Effective Time.

Seller shall transfer possession of the Assets to Purchaser at the Closing, but the effective time of the transfer of the Assets shall be May 1, 2005 at 7:00 a.m., local time at the location of the Properties (the "Effective Time").

Section 1.5 Delivery and Maintenance of Records.

     (a) Seller shall deliver the Records to Purchaser within ten (10) days following Closing. Seller may retain original Records as set forth in Section 1.2(h) and copies of any Records.

     (b) For seven (7) years following Closing, Purchaser shall (i) retain the Records, (ii) provide Seller, its officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller's expense and (iii) provide Seller, its officers, employees and representatives with access to materials received or produced after Closing related to any claim for indemnification made under Section 11.3 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser and information subject to an applicable confidentiality restriction in favor of third parties) for review and copying at Seller's expense.

Section 1.6 Proration of Costs and Revenues.

     (a) Purchaser shall be entitled to all (i) Hydrocarbons produced from or attributable to the Properties at and after the Effective Time, (ii) proceeds from the sale of Hydrocarbons at and after the Effective Time and
     (iii) other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time. Purchaser shall be liable and responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time.

     (b) Seller shall be entitled to all (i) Hydrocarbons produced from or attributable to the Properties prior to the Effective Time, (ii) proceeds from the sale of Hydrocarbons prior to the Effective Time and (iii) other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time. Seller shall be liable and responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.

     (c) Right-of-way fees, insurance premiums and other Property Costs that are paid periodically and cannot be accurately identified as being incurred when paid shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time.

     (d) Ad valorem, production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time, and Seller shall be responsible for the portion allocated to the period before the Effective Time.

     (e) For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.6, (i) liquid Hydrocarbons shall be deemed to be "from or attributable to" the Properties when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be "from or attributable to" the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. Seller shall provide to Purchaser, no later than four (4) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment.


                            ARTICLE 2
                          PURCHASE PRICE

Section 2.1  Purchase Price.

The purchase price for the Assets (the "Purchase Price") shall be Seventy Four Million Nine Hundred Twenty Eight
Thousand Two Hundred Thirty Six Dollars (U.S. $74,928,236.00) adjusted as provided in Section 2.2.

Section 2.2  Adjustments to Purchase Price.

The Purchase Price for the Assets shall be adjusted as follows:

     (a) Reduced by the aggregate amount of the proceeds received by Seller from the sale of Hydrocarbons and other proceeds earned and attributable to the Assets during the Adjustment Period;

     (b) Reduced in accordance with Section 3.5, by an amount equal to the Allocated Value of those Properties (i) with respect to which preferential purchase rights have been exercised prior to Closing or (ii) that cannot be transferred at Closing because consents to the assignments of those Properties have not been obtained;

     (c) Reduced by the aggregate amounts payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by Seller as of the Closing Date unless the suspended funds are transferred by Seller to Purchaser on the Closing Date;

     (d) Reduced by Seller's pro-rata share of ad valorem taxes;

     (e) Reduced in accordance with Article 3 by amounts as remedies for Title Defects;

     (f) Reduced in accordance with Article 4 pursuant to
     Section 4.3 regarding environmental matters;

     (g) Increased by the amount of all Property Costs which have been paid by Seller and incurred during the Adjustment Period, except for any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a);

     (h) Increased or decreased, as appropriate, pursuant to the provisions of Section 7.8 dealing with gas imbalances and/or take-or-pay make-up obligations; and

     (i) Increased by the amount of any Title Benefit pursuant to Section 3.4(e).

     (j) Increased or decreased by other amounts mutually agreed to by Seller and Purchaser.

All such adjustments shall be determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.

The adjustment described in Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser's entitlement under Section 1.6 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment
Period. Purchaser shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(g) shall serve to satisfy, up to the amount of the adjustment, Purchaser's obligation under Section 1.6 to pay Property
Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period. Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

Section 2.3   Allocation of Purchase Price.

     (a) Simultaneous with the execution of this Agreement, Purchaser will deliver to Seller a draft allocation of the unadjusted Purchase Price among each of the Assets, which has been made in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder. Within two (2)
     Business Days after Seller has received Purchaser's draft allocation, Seller and Purchaser will attempt to agree on the final allocation of the unadjusted
     Purchase Price among each of the Assets; provided, however, that in no event shall any such allocation of value be deemed final until Seller and Purchaser have approved the same in writing. Once approved by all parties, such allocation of value shall be attached to this Agreement as Exhibit 2.3. The "Allocated Value" for any Asset shall equal the portion of the unadjusted
     Purchase Price allocated to such Asset on Exhibit 2.3, increased or decreased by its respective proportionate share of the price adjustments described in Section
     2.2. After Seller and Purchaser have agreed on the Allocated Values for the Assets, Seller and Purchaser will be deemed to have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby. Seller, however, makes no representation or warranty to Purchaser as to the accuracy of such values. Seller and Purchaser agree (i) that the Allocated Values shall be used by Seller and Purchaser as the basis for notices to holders of preferential rights to purchase and (ii) that neither
     Seller nor Purchaser will take positions inconsistent with the Allocated Values in notices to government authorities, in audit or other proceedings with respect to Taxes, in notices to holders of preferential rights to purchase. Purchaser and Seller further agree that, on or before the Closing Date, they will mutually agree as to the further allocation of the Allocated Values included in Exhibit 2.3 as to the relative portion of those values attributable to leasehold costs and depreciable Equipment.

     (b) In the event that Seller and Purchaser are unable to agree as to the Allocated Values, at the sole election of Seller, (i) this Agreement may be terminated unilaterally by Seller, in which case
     Purchaser shall be entitled to an immediate refund of the Deposit from Seller, or (ii) the dispute may be submitted to arbitration as provided in Section 7.15 below.

Section 2.4 Deposit.

Concurrently with the execution of this Agreement, Purchaser shall wire transfer to Seller an earnest money deposit in an amount equal to five percent (5 %) of the Purchase Price (the "Deposit"). The Deposit shall be applied against the Purchase Price if the Closing occurs or shall be otherwise distributed in accordance with the terms of this Agreement.

                          ARTICLE 3
                        TITLE MATTERS

Section 3.1 Seller's Title.

     (a) Seller represents and warrants to Purchaser that Seller's title to the Wells shown on Exhibit 1.2(b) and the Units shown on Exhibit 1.2(c) as of the Effective
     Time is (and as of the Closing Date shall be)
     Defensible Title.

     (b) The Assignment and Bill of Sale to be delivered by Seller to Purchaser shall be in form identical to the assignment shown on Exhibit 3.1(b) attached hereto and shall contain a special warranty of title by, through and under Seller, but not otherwise, to the Leases shown on Exhibit 1.2(a), subject to the Permitted
     Encumbrances. Otherwise, the Assignment and Bill of
     Sale shall be without warranty of title, express, implied, statutory or otherwise. The Assignment and Bill of Sale shall transfer to Purchaser all rights or actions on title warranties given or made by Seller's predecessors (other than Affiliates of Seller), to the extent Seller may legally transfer such rights.

      (c) Purchaser shall not be entitled to protection under Seller's special warranty of title in the Assignment and Bill of Sale against any Title Defect reported by Purchaser to Seller under this Article 3. All reported Title Defects shall be covered by the provisions of Article 3 and are expressly excluded from protection under Seller's special warranty of title in the Assignment and Bill of Sale.

Section 3.2 Defensible Title.

As used in this Agreement, the term "Defensible Title" means that title of Seller which, subject to Permitted Encumbrances:

     (a) Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Unit or Well throughout the duration of the productive life of such Unit or Well after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons (a "Net Revenue Interest") of not less than the Net Revenue Interest share shown in Exhibit 1.2(b) for the Wells and Exhibit 1.2(c) for the Units, except decreases in connection with those operations in which Seller may after the Effective Time be a non-consenting co-owner, decreases resulting from the establishment or amendment after the Effective Time of units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries;

     (b) Obligates Seller to bear a percentage of the Property Costs relating to any Unit or Well not greater than the "Working Interest" shown in Exhibit 1.2(b) for Wells and Exhibit 1.2(c) for Units without increase throughout the productive life of such Wells or Units except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller's Net Revenue Interest; and

     (c) Is free and clear of liens, encumbrances, obligations, security interests, pledges or other defects.

The term "Title Defect" shall mean any liens, encumbrances, obligations, security interests, pledges or other defects, including, without limitation, discrepancies in Net Revenue
Interest or Working Interest, that cause a breach of Seller's representation and warranty of Defensible Title in
Section 3.1(a).

The term "Title Benefit" shall mean any right, circumstance or condition that operates to increase the Net Revenue
Interest of Seller in any Property above that shown on
Exhibit 1.2(b) and Exhibit 1.2(c), without causing a greater than proportionate increase in Seller's Working
Interest above that shown in Exhibit 1.2(b) and Exhibit 1.2(c).

Section 3.3 Permitted Encumbrances.

As used herein, the term "Permitted Encumbrances" shall mean any or all of the following:

     (a) Royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce Seller's Net Revenue Interest below that shown in Exhibit 1.2(b) and Exhibit 1.2(c) or increase
     Seller's Working Interest above that shown in Exhibit
     1.2(b) and Exhibit 1.2(c) without a corresponding increase in the Net Revenue Interest;

     (b) All Leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other Contracts applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Seller's Net Revenue Interest below that shown in Exhibit 1.2(b) and Exhibit 1.2(c) or increase Seller's Working Interest above that shown in Exhibit 1.2(b) and Exhibit 1.2(c) without a corresponding increase in the Net Revenue Interest;

     (c) Preferential rights to purchase the Assets with respect to which, prior to Closing, (i) waivers are obtained from the holders of such preferential rights to purchase and/or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

     (d) Third-party consent to assignment requirements and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

     (e) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

     (f) Liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions;

     (g) All rights to consent, by required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of oil and gas leases or interests therein if they are not required prior to the sale or conveyance;

     (h) Rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

     (i) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate, reduce Seller's Net Revenue Interest below that shown in Exhibits 1.2(b) and
     Exhibit 1.2(c) or increase Seller's Working Interest above that shown in Exhibits 1.2(b) and Exhibit 1.2(c) without a corresponding increase in Net Revenue Interest;

     (j) Calls on production under existing Contracts;

     (k) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

     (l) Any encumbrance affecting the Assets which is discharged by Seller prior to or at Closing or which is expressly assumed, bonded or paid by Purchaser prior to or at Closing;

     (m) Any matters shown on Exhibit 1.2(a), Exhibit 1.2(b) and Exhibit 1.2(c); and

     (n) Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent Purchaser engaged in the business of owning and operating oil and gas Assets, and which do not reduce Seller's Net Revenue Interest below that shown in Exhibit 1.2(b) and Exhibit 1.2(c), or increase Seller's Working Interest above that shown in
     Exhibit 1.2(b) and Exhibit 1.2(c) without a corresponding increase in Net Revenue Interest.

Section 3.4 Notice of Title Defects.

(a) To assert a claim arising out of a breach of Seller's representation and warranty of Defensible
Title in Section 3.1(a), Purchaser must deliver claim notices to Seller (each a "Title Defect Notice") on or before ten (10) Business Days prior to the Closing Date
(the "Title Claim Date"), except as otherwise provided in Sections 3.5, 3.6 or 3.7. Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Leases, Units or Wells affected by the Title Defect (each a "Title
Defect Property"), (iii) the Allocated Values of each
Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of each Title Defect Property are reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser's belief is based. Purchaser shall be deemed to have waived all breaches of Seller's representation and warranty of Defensible Title in Section 3.1(a) of which Seller has not been given notice on or before the Title
Claim Date.

(b) Seller shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit a notice (a "Title Benefit Notice") including (i) a description of the Title Benefit, (ii) the Leases, Units or Wells affected, (iii) the Allocated Values of the Units or Wells subject to such Title Benefit and
(iv) the amount by which the Seller reasonably believes the Allocated Value of those Units or Wells is increased by the Title Benefit, and the computations and information upon which Seller's belief is based.
Seller shall be deemed to have waived all Title
Benefits of which it has not given notice on or before the Title Claim Date.

(c) In the event that Seller receives a Title Defect
Notice, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Title Defects of which it has been advised by Purchaser in the Title Defect Notice prior to Closing.

     (d) Remedies for Title Defects.

     In the event that any Title Defect is not waived by Purchaser or cured on or before Closing, Seller shall, at its sole election, select one of the following options which shall apply regarding uncured Title
     Defects:

          (i) The Purchase Price shall be reduced by an amount agreed upon ("Title Defect Amount") pursuant to Section 3.4(g) or 3.4(i) by Purchaser and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby;

          (ii) Purchaser and Seller shall enter into a separate written agreement whereby Seller will as soon as reasonably practicable after Closing, at the sole cost and expense of Seller, cure or remove such Title Defects to Purchaser's reasonable satisfaction; or

          (iii) Seller shall retain the affected Property, in which event the affected Property shall be deleted from this Agreement and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such affected Property.

     In the event that Seller elects to proceed under
     Section 3.4(d)(i) and, after a reasonable time for good faith negotiation, Purchaser and Seller have failed to agree on the amount by which the Purchase Price should be reduced by Closing, then in such event, Seller, at Seller's sole election, may select one of the other options in 3.4(d), unilaterally terminate this Agreement, in which case Purchaser shall be entitled to an immediate refund of the Deposit from Seller, or the dispute may be submitted to arbitration as provided in
     Section 7.15.

     (e) With respect to each Unit or Well affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the "Title Benefit Amount") equal to the increase in the Allocated Value for such Unit or Well caused by such Title Benefits, as determined pursuant to Section 3.4(h). The Closing Payment shall be increased by such Title Benefit Amount.

     (f) Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Seller's breach of its warranty and representation of Defensible Title in
     Section 3.1(a).

     (g) The Title Defect Amount resulting from a Title
     Defect shall be determined as follows:

          (i) if Purchaser and Seller mutually agree upon the Title Defect Amount, that amount shall be the Title Defect Amount;

          (ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and the amount of same can be exactly determined and agreed upon by Purchaser and Seller, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

          (iii) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property (which has been agreed to by Seller and Purchaser) and (B) the Net Revenue Interest or percentage stated on Exhibit 1.2(b) and Exhibit 1.2(c), then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest for the Title Defect Property and the denominator of which is the Net Revenue Interest or percentage ownership stated on Exhibit 1.2(b) and Exhibit 1.2(c); and

          (iv) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation.

     (h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Unit or Well multiplied by a fraction, the numerator of which is the upwardly revised Net Revenue
     Interest and the denominator of which is the Net
     Revenue Interest stated on Exhibit 1.2(b) and Exhibit
     1.2(c).

     (i) Seller and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Purchaser are unable to agree by no later than two (2) Business Days prior to Closing, Seller, at Seller's sole election, may unilaterally terminate this Agreement, in which case Purchaser shall be entitled to an immediate refund of the Deposit from Seller, or the dispute may be submitted to arbitration as provided in Section 7.15.

     (j) Notwithstanding anything to the contrary, there shall be no adjustments to the Purchase Price or other remedies provided by Seller for Title Defects unless
     (i) each individual Title Defect exceeds $25,000.00 and
     (ii) the aggregate amount of all uncured Title Defects exceeds a deductible in an amount equal to two percent (2%) of the Purchase Price, after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to Title Defects in excess of such deductible. Notwithstanding anything to the contrary, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

Section 3.5    Consents to Assignment and Preferential
Rights to Purchase.

     (a) Seller shall exercise reasonable efforts to obtain all such permissions, approvals and consents by governmental authorities and others which are reasonably obtainable by Closing and are required to vest Defensible Title to the Assets in Purchaser. Seller shall notify Purchaser at least five (5) Business Days prior to Closing of all required third-party consents to the assignment of the Assets to Purchaser which have not been obtained and the Assets to which they pertain. In no event shall there be included in the Assignment and Bill of Sale at Closing any Asset subject to a consent requirement that provides that transfer of the Asset without consent will result in a termination or other material impairment of any rights in relation to such Asset. In cases where the Asset subject to such a requirement is a Contract and Purchaser is assigned the Assets to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived consent requirement, Seller shall continue after Closing to use reasonable efforts to obtain such consent so that such Contract can be transferred to Purchaser upon receipt of such consent. In cases where the Asset subject to such a requirement is a Property and the third-party consent to the sale and transfer of the Property is not obtained prior to the Closing Date, Purchaser may elect to treat the unsatisfied consent requirement as a Title Defect by giving Seller notice thereof in accordance with Section 3.4(a), except that such notice must be given at least two (2) Business Days prior to the Closing Date. In such event, the failure to obtain such consent to assignment shall be treated as if the affected Assets were subject to a Title Defect that resulted in the complete loss of title to such Assets, the affected Assets shall be excluded from the Assignment and Bill of Sale and the Purchase Price shall be reduced under Section 2.2(b) by the Allocated Value for such Assets. If a consent requirement with respect to which a Purchase Price adjustment is made under Section 3.4 is subsequently satisfied prior to the date of the final adjustment to the Purchase Price under Section 9.4(b), Purchaser shall pay to Seller the amount of the previous reduction in the Purchase Price and the affected Assets shall be assigned to Purchaser.

     (b) If any preferential rights to purchase any Assets are exercised prior to Closing, those Assets transferred to a holder of preferential right to purchase as a result of the exercise of such preferential rights shall be treated as if those Assets were subject to a Title Defect that resulted in the complete loss of title to such Assets, and the Purchase
     Price shall be reduced under Section 2.2(b) by the Allocated Value for such Assets. Seller shall convey such Assets to the holder of preferential right to purchase exercising the preferential right to purchase, and Seller shall retain the consideration paid by the holder of preferential right to purchase for such Assets.

Section 3.6 Casualty Loss.

After the date this Agreement is executed but prior to the Closing Date, if any portion of the Assets is destroyed by fire or other casualty, this transaction shall nevertheless close. In the event that the loss resulting from the casualty is an amount less than five percent (5%) of the unadjusted Purchase Price, this transaction shall nevertheless close and Seller shall have no obligation regarding the casualty. In the event that the resulting loss is an amount equal to or greater than five percent (5%)of the unadjusted Purchase Price, Seller, at Seller's sole election, shall select one of the following options which shall apply to the casualty: (i) Seller shall cause the Assets affected by such casualty to be repaired or restored to at least its condition prior to such casualty, at Seller's sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date); or (ii) Seller shall, at Closing, pay to Purchaser all sums paid to Seller by third parties by reason of such casualty and shall assign to Purchaser all of Seller's right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties other than Seller Indemnitees arising out of the casualty; or (iii) Seller may treat such casualty as a Title Defect with respect to the affected Assets. In the event that Seller elects (i) or
(iii) above, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty.

Section 3.7 Condemnation Loss.

After the date this Agreement is executed but prior to the Closing Date, if any portion of the Assets is taken in condemnation or under right of eminent domain, this transaction shall nevertheless close. In such event, Seller, at Seller's sole election, shall select one of the following options which shall apply to the taking: (i) Seller shall, at Closing, pay to Purchaser all sums paid to Seller by third parties by reason of such taking and shall assign, transfer and set over to Purchaser all of Seller's right, title and interest (if any) in insurance claims, unpaid awards, and other rights against third parties other than Seller Indemnitees arising out of the taking; or (ii) Seller shall treat the taking as if the affected Assets were subject to a Title Defect that resulted in the complete loss of title to such Assets, and the Purchase Price shall be reduced under Section 2.2 by the Allocated Value for such Assets. In the case of (ii) above, Seller shall retain all rights to insurance and other claims against third parties with respect to the taking.

Section 3.8 Limitations on Applicability.

The Seller's representation and warranty of Defensible Title in Section 3.1(a) shall terminate as of the Title Claim Date and shall have no further force and effect thereafter. Thereafter, Purchaser's sole and exclusive remedies with regard to title to the Assets shall be the special warranty of title to the Leases contained in the Assignment and Bill of Sale.

                          ARTICLE 4
                    ENVIRONMENTAL MATTERS

Section 4.1 Environmental Assessment.

Purchaser may, at its option, inspect the Properties and cause an environmental assessment (the "Environmental Assessment") of all or any portion of the Properties to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller. An Environmental Assessment shall be conducted at a time agreed to by Seller with a representative of Seller present. Purchaser shall provide Seller with a correct copy of any Environmental Assessment and all findings made in connection therewith. Except for such disclosure to Seller, Purchaser shall maintain the results of any Environmental Assessment and all findings made in connection therewith as strictly confidential. All information related an environmental assessment and all findings made in connection therewith shall be subject to the terms of the Confidentiality Agreement. Without the prior written consent of Seller, Purchaser shall not disclose the results of any Environmental Assessment and all findings made in connection therewith to any Person other than (i) the consultant that conducts the Environmental Assessment, (ii) Purchaser's lender (only in the events that (a) Purchaser's lender is lending money to Purchaser in connection with this Agreement and (b) provided Purchaser's lender first agrees in writing to keep such information confidential) and (iii) Seller. Any Environmental Assessment shall be conducted at the sole risk, cost and expense of Purchaser, and Purchaser shall Indemnify Seller from and against any and all losses arising from the Environmental Assessment as provided in Section 7.7 and Section 11.3(b).

Section 4.2 Notice of Material Adverse Environmental Condition.

Purchaser may notify Seller in writing on or before five (5) Business Days prior to Closing of any environmental matters disclosed by the Environmental Assessment that Purchaser reasonably believes in good faith may constitute a Material Adverse Environmental Condition. Such notice shall include a reasonably detailed description of all matters disclosed by the Environmental Assessment.

Section 4.3 Environmental Remedies.

If Purchaser delivers to Seller a notice pursuant to Section
4.2 that describes a Material Adverse Environmental
Condition, then Seller shall, at its sole election, select one of the following options which shall apply to all Material Adverse Environmental Conditions:

     (a) Seller shall reduce the Purchase Price by an amount agreed upon in writing by Purchaser and Seller as being a reasonable estimate of the cost of remediating or curing such Material Adverse Environmental Condition;

     (b) Seller shall retain the Property that is subject to such Material Adverse Environmental Condition, in which event the affected Property shall be deleted from this Agreement and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such affected Property;

     (c) Seller shall perform or cause to be performed prior to Closing, at the sole expense of Seller, such operations as may be necessary to remediate or cure such Material Adverse Environmental Condition; or

     (d) Seller shall enter into an agreement with Purchaser whereby Seller will as soon as reasonably practicable after Closing, at the sole cost and expense of Seller, perform or cause to be performed such operations as may be necessary to remediate or cure such Material Adverse Environmental Condition.

In the event that Seller elects to proceed under Section 4.3(a) and Purchaser and Seller have failed to agree on the amount by which the Purchase Price shall be reduced (which agreement Seller and Purchaser shall use good faith efforts to reach) by Closing, then, in such event, the dispute shall be submitted to arbitration as provided in Section 7.15.

Notwithstanding the foregoing, in the events that (i) Purchaser conducts an Environmental Assessment on the Properties which discloses environmental matters that Purchaser reasonably believes in good faith may constitute a Material Adverse Environmental Condition; (ii) Purchaser delivers a notice to Seller as required in Section 4.2;
(iii) the cost of remediating the Material Adverse Environmental Condition that is described in Purchaser's notice pursuant to Section 4.2 and/or the Environmental Liabilities attributable to the Material Adverse Environmental Condition that is described in Purchaser's notice pursuant to Section 4.2 exceed three percent (3%) of the unadjusted Purchase Price; and (iv) Purchaser delivers to Seller written notice of termination of this Agreement at least five (5) Business Days prior to Closing Date, then, in the event of the completion and satisfaction of each of the four conditions listed above, Purchaser, at Purchaser's sole election, may unilaterally terminate this Agreement without liability to Seller. If Purchaser terminates this Agreement pursuant to this section, Purchaser shall be entitled to a prompt refund of the full amount of the Deposit from Seller.

Section 4.4 Limitations.

     (a) This Article 4 is intended to be the sole and exclusive remedy that Purchaser Indemnitees shall have against Seller Indemnitees with respect to any matter or circumstance relating to Material Adverse Environmental Conditions, Environmental Liabilities, Environmental Laws, the release of materials into the environment, the protection of the environment or health or any matters that Purchaser could have included in a notice delivered pursuant to Section 4.2.

     (b) Purchaser, on behalf of itself and each of the other Purchaser Indemnitees, hereby fully releases and discharges the Seller Indemnitees from any and all claims at Law or in equity, known or unknown, whether occurring before the Effective Time, existing at the Effective Time or arising after the Effective Time, contingent or otherwise, with respect to all matters relating to Material Adverse Environmental Conditions,
     Environmental Liabilities, Environmental Laws, the release of materials into the environment, the protection of the environment or health or any matters that Purchaser could have included in a notice delivered pursuant to Section 4.2 EVEN IF SUCH DAMAGES
     OR CLAIMS ARE CAUSED IN WHOLE OR IN PART BY THE
     NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT) OF
     SELLER INDEMNITEES OR THE STRICT LIABILITY OF SELLER
     INDEMNITEES.

     (c) Purchaser acknowledges that Seller has not made and will not make any representation or warranty regarding any matter or circumstance relating to Material Adverse Environmental Conditions, Environmental Laws, the release of materials into the environment or protection of the environment or health, and that nothing in
     Article 5 or otherwise shall be construed as such a representation or warranty.

                          ARTICLE 5
          REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1 Disclaimers.

     (a) Except as set forth in Articles 3 and 5 of this Agreement, the certificate of Seller to be delivered pursuant to Section 9.2(d) or in the Assignment and Bill of Sale to be delivered by Seller to Purchaser hereunder, (i) SELLER MAKES NO REPRESENTATIONS OR
     WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE
     AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND
     RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY,
     STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY
     OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES,
     EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES
     (INCLUDING, WITHOUT LIMITATION, ANY OPINION,
     INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN
     PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR,
     EMPLOYEE, AGENT, ATTORNEY, CONSULTANT, REPRESENTATIVE
     OR ADVISOR OF SELLER OR ANY OF SELLER'S AFFILIATES).

     (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN
     ARTICLE 3 OR THIS ARTICLE 5, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, DOCUMENTS, REPORTS OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, GEOPHYSICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS OR PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES THAT MAY BE ATTRIBUTABLE TO THE ASSETS, (v) THE PRODUCTION OF HYDROCARBONS OR PETROLEUM SUBSTANCES FROM THE ASSETS,
     (vi) THE MAINTENANCE, STATE OR REPAIR OR LACK THEREOF, PHYSICAL CONDITION, QUALITY, SUITABILITY FOR ANY PURPOSE, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (viii) THE ACCURACY AND/OR THE COMPLETENESS OF ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER, ITS AFFILIATES OR ITS EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, (ix) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT OR (x) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.
     IT IS EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE PURCHASING THE EQUIPMENT AND PERSONAL PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS," WITH ALL FAULTS. PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS PURCHASER DEEMS APPROPRIATE.

     (c) Any representation "to the knowledge of Seller" or "to Seller's knowledge" is limited to matters within the actual knowledge of the officers or management employees, including those with titles of "Manager", "Vice President" and "President," of Seller. Actual knowledge includes information actually personally known or information which should have been ascertained had a reasonable inquiry or investigation been undertaken. The standard of reasonableness is that which would be exercised by a reasonably prudent person who has been advised that the person is expected to make representations and warranties with respect to conditions and information relating to the Assets which are to be conveyed.

     (d) Subject to the foregoing provisions of this Section
     5.1, Seller represents and warrants to Purchaser the matters set out in this Article 5.

Section 5.2 Existence and Qualification.

Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Seller is duly qualified to do business as a corporation in the respective jurisdictions where the Assets are located.

Section 5.3 Power.

Seller has the corporate power to enter into this Agreement, perform the terms of this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4 Authorization and Enforceability.

The execution, delivery and performance of this Agreement have been or by Closing will have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As evidence of the foregoing, Seller has delivered to Purchaser simultaneous with the execution of this Agreement a unanimous consent executed, adopted and approved by the board of directors of Seller which specifically approves the terms of this Agreement, the execution of this Agreement by Seller and the completion of the transaction contemplated by this Agreement.

Section 5.5 No Conflicts.

The execution, delivery and performance of this Agreement by Seller will not (i) violate any provision of the certificate of incorporation or bylaws of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage or indenture to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest or (iv) violate any Laws, rule or decree applicable to Seller or any of the Assets, except for rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are not required prior to the assignment of oil and gas interests.

Section 5.6 Purchaser's Liability for Brokers' Fees.

Purchaser shall not have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation.

Except as set forth in Exhibit 5.7, (a) no investigation, proceeding, action, suit, or other legal proceeding of any kind or nature before any Governmental Body or arbitrator (including any take-or-pay claims) is pending and (b) no written notice from any Governmental Body or any other Person has been received by Seller claiming any violation of or noncompliance with any Laws with respect to the Assets.

Section 5.8 Taxes and Assessments.

With respect to all Taxes related to the Assets, Seller warrants and represents that (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the "Tax Returns") relating to the Assets required to be filed on or before the Closing Date by Seller with respect to any Taxes have been or will be timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; (b) such Tax Returns are true and correct in all material respects, and all Taxes reported on such Tax Returns have been paid; (c) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (d) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (e) there are no liens on any of the Assets except for liens for Taxes not yet due.

Section 5.9 Outstanding Capital Commitments.

As of the Effective Time, there were no outstanding AFEs or other commitments, either singly or in the aggregate, to make capital expenditures in excess of $500,000.00 which are binding on the Assets.

Section 5.10 Compliance with Laws.

To the knowledge of Seller, the Assets operated by Seller have been and are currently in substantial compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets.

Section 5. 11 Contracts.

Seller has paid its share of all costs including without limitation, Property Costs, payable by Seller and is not in default under any Leases and Contracts, except those being contested in good faith.

Section 5.12 Payments.

With respect to all Seller Operated Assets, all rentals, royalties, overriding royalty interests, production payments, and other payments due and/or payable by Seller to mineral, royalty and other interest owners prior to the Effective Time with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto have been properly and timely paid. Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

Section 5.13 Gas Imbalances.

Exhibit 5.13 sets forth all of Seller's pipeline and production imbalances and penalties as of the Effective Time arising with respect to the Assets. Except as disclosed in
Exhibit 5.13, as of the Effective Time, (i) no Person is entitled to receive any portion of the Seller's Hydrocarbons produced from the Assets or to receive cash or other payments to "balance" any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.

Section 5.14 Governmental Authorizations.

Seller has obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the "Governmental Authorizations") that are presently necessary or required for the ownership and operation of the Seller Operated Assets. Seller has operated the Seller Operated Assets in accordance with the conditions and provisions of such Governmental Authorizations, and Seller has not received any notices of violations. No proceedings are pending or, to Seller's knowledge, threatened, that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Seller.

Section 5.15 Consents to Assignments and Preferential
Purchase Rights.

Except as set forth on Exhibit 5.15, none of the Assets are subject to any preferential rights to purchase, restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except for governmental consents and approvals of assignments that are customarily obtained after Closing.

Section 5.16 Non-foreign Person.

Seller is not a "foreign Person" within the meaning of Sections 1445 and 7701of the Code.

Section 5.17 Payout Balances.

Exhibit 5.17 contains a complete and accurate list of the status of any "payout" balances, as of the Effective Time, for the Wells and Units subject to any reversion, adjustment at some level of cost recovery, payout or other event other than termination of a Lease by its terms.

Section 5.18 Condemnation.

To Seller's knowledge, there is no actual or threatened taking of any part of the Assets by reason of condemnation or eminent domain proceeding.

Section 5.19 Bankruptcy.

There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller's knowledge, threatened against Seller or any Affiliate of Seller.

Section 5.20 PUHCA/NGA.

Seller is not (a) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or an "affiliate" of a "subsidiary" of a "holding company," or a "public-utility company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (b) subject in any respect to the provisions of said act. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. Seller is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.

Section 5.21 Investment Company.

Seller is not (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of said act.

Section 5.22 Suspense Accounts.

Except as described on Exhibit 5.22 attached hereto, there are no obligations to pay any interests of any kind held by Seller in suspense.

Section 5.23 Material Changes.

Except as provided for or disclosed in Exhibit 5.23 attached hereto and made a part hereof, between the date of execution of this Agreement and the Closing Date, there has not been and will not be any material adverse changes in the operations of the Properties by Seller, which change was not the result of an industry-wide development affecting other companies in the oil or gas industries.


                          ARTICLE 6
         REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following:

Section 6.1 Existence and Qualification.

Purchaser is a corporation organized, validly existing and in good standing under the laws of the state of its incorporation. Purchaser is duly qualified to do business as a corporation in the respective jurisdictions where the Assets are located.

Section 6.2 Power.

Purchaser has the corporate power to enter into this Agreement, perform the terms of this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3 Authorization and Enforceability.

The execution, delivery and performance of this Agreement have been or by Closing will have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As evidence of the foregoing, Purchaser has delivered to Seller simultaneous with the execution of this Agreement either a resolution or a unanimous consent executed, adopted and approved by the board of directors of Purchaser which specifically approves the terms of this Agreement, the execution of this Agreement by Purchaser and the completion of the transaction contemplated by this Agreement.

Section 6.4 No Conflicts.

The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or bylaws of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Law, rule or decree applicable to Purchaser or any of the Assets, except for rights to consent by, required notices to, and filings with or other actions by Governmental Bodies where the same are not required prior to the assignment of oil and gas interests.

Section 6.5 Seller's Liability for Brokers' Fees.

Seller shall not have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6 Litigation.

As of the date of the execution of this Agreement there are (and as of the Closing Date there will be) no actions, suits or proceedings pending, or to Purchaser's knowledge, threatened in writing, before any Governmental Body or brought by any Person against Purchaser or any Affiliate of Purchaser with respect to this Agreement, the transaction contemplated by this Agreement or the Assets.

Section 6.7 Financing.

Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds in United
States dollars to enable it to pay the Closing Payment to Seller at the Closing.

Section 6.8 Texas Deceptive Trade Practices-Consumer
Protection Act.

With respect to the Texas Deceptive Trade Practices-Consumer Protection Act, Tex. Bus. & Com. Code Ann. Section 17.41 et seq. (the "DTPA"), Purchaser acknowledges, represents and warrants that Purchaser is purchasing the goods and/or services covered by this Agreement for commercial or business use; that Purchaser has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that Purchaser has knowledge and experience in financial and business matters that enable Purchaser to evaluate the merits and risks of a transaction such as this; and that Purchaser is not in a significantly disparate bargaining position with Seller.

Section 6.9 No Reliance.

Purchaser represents and warrants that Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller. Purchaser has been granted access to the Assets and the Records of Seller relating to the Assets. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied exclusively on Purchaser's own investigation and analysis of the condition, value, characteristics and qualities of the Assets. Accordingly, Purchaser acknowledges that Seller has not made and Purchaser shall not rely upon any representation or warranty, express, implied, at common law, by statute or otherwise, other than the warranty made in Section 3.1, the express representations and warranties made in Article 5, the certificate of Seller to be delivered pursuant to
Section 9.2(d) and the special warranty of title in the Assignment and Bill of Sale relating to the Assets.


                          ARTICLE 7
                  COVENANTS OF THE PARTIES

Section 7.1 Access.

     (a) Between the date of execution of this Agreement and the Closing Date, Seller will give Purchaser and its representatives access to the Assets and the right to copy, at Purchaser's expense, the Records in Seller's possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Such access by Purchaser shall be limited to Seller's normal business hours, and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser's investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by Purchaser and its representatives under this Section 7.1 shall be subject to the terms of Section 7.7 and the terms of that certain confidentiality agreement between Seller and Purchaser dated February 2, 2005 (the "Confidentiality Agreement").

     (b) PURCHASER ACKNOWLEDGES THAT EXCEPT TO THE EXTENT CONTAINED IN AN EXPRESS REPRESENTATION IN ARTICLES 3 AND 5 OF THIS AGREEMENT, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(d) OR THE ASSIGNMENT AND BILL OF SALE, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES, WHETHER ORAL OR WRITTEN. SELLER DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION OBTAINED BY PURCHASER FROM SELLER OR AS TO SELLER'S TITLE TO THE ASSETS. IN ENTERING INTO AND PERFORMING THIS AGREEMENT, PURCHASER HAS RELIED AND WILL RELY SOLELY UPON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE ASSETS, THE VALUE OF THE ASSETS, AND SELLER'S TITLE THERETO AND UPON THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES 3 AND 5 OF THIS AGREEMENT, THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(d) OR THE ASSIGNMENT AND BILL OF SALE.

Section 7.2 Government Reviews.

If applicable, this Agreement is subject to and conditioned upon compliance by Seller and Purchaser with the HSR Act. If required, Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each governmental agency as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby specifically including but not limited to the HSR Act, (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations and (c) request early termination or waiver of any applicable waiting period under the HSR Act. Purchaser shall bear the cost of the HSR Act filing fee made in connection with this Agreement. Each party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3 Notification of Breaches.

Until the Closing,

     (a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

     (b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in a material respect.

If any of Purchaser's or Seller's representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser's or Seller's covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.4 Letters-in-Lieu; Assignments and Bills of Sale;
Operator.

On the Closing Date, Seller shall execute and deliver to
Purchaser:

     (a) letters in lieu of division and transfer orders relating to the Assets on forms prepared by Seller and reasonably satisfactory to Purchaser to reflect the conveyance of the Assets contemplated hereby;

     (b) Assignments and Bills of Sale in sufficient number of originals to facilitate recording in each county in which the Properties are located and Assignments and Bills of Sale necessary to convey to Purchaser all federal or state leases, if any, in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Seller; and

     (c) forms prescribed by the applicable Governmental
     Body to transfer status of operator from Seller to Purchaser with respect to Seller Operated Assets, including, without limitation, Form P-4 for the Railroad Commission of Texas, in the event such transfer is appropriate.

Section 7.5 Public Announcements.

Neither party shall make any press release, public announcement or public disclosure regarding the existence of this Agreement, the contents hereof or the transaction contemplated hereby until the transaction contemplated by this Agreement has closed (i.e., the occurrence of Closing). In the event that the transaction contemplated by this Agreement closes, either party may make a press release, public announcement or public disclosure regarding this Agreement after the form and contents of the press release, public announcement or public disclosure have been approved in writing by the other party. In the event that the transaction contemplated by this Agreement fails to close, neither party shall make any press release, public announcement or public disclosure regarding the existence of this Agreement, the contents hereof or the transaction contemplated hereby. The foregoing provision shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other Laws or regulations of the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.6 Operation of Business.

Until the Closing, Seller (i) will operate its business in the ordinary course, (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations, which, either singly or in the aggregate, are reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $500,000.00, or make any capital expenditures in excess of $500,000.00 or terminate, materially amend, execute or extend any material agreements affecting the Assets, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use reasonable efforts to maintain all Leases in full force and effect, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material Assets except for sales and dispositions of the production of Hydrocarbons and Equipment made in the ordinary course of business consistent with past practices and (vii) will not commit to do any of the foregoing.
Purchaser's approval of any action restricted by this
Section 7.6 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller's written notice) of Seller's notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Section 7.7 Indemnity Regarding Access.

PURCHASER, ON BEHALF OF ITSELF AND THE PURCHASER
INDEMNITEES, SHALL INDEMNIFY, HOLD HARMLESS, DEFEND, SAVE,
RELEASE AND COVENANTS NOT TO SUE SELLER INDEMNITEES, THE
OTHER OWNERS OF INTERESTS IN THE ASSETS, AND ALL SUCH
PERSONS' DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND
REPRESENTATIVES, FROM AND AGAINST ANY AND ALL DAMAGES
ARISING FROM OR RELATED TO ACCESS TO THE ASSETS BY THE
PURCHASER INDEMNITEES PURSUANT TO SECTION 7.1.

WITHOUT LIMITING THE FOREGOING, PURCHASER'S INDEMNIFICATION OF SELLER INDEMNITEES, THE OTHER OWNERS OF INTERESTS IN THE ASSETS, AND ALL SUCH PERSONS' DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES, SHALL INCLUDE INDEMNIFICATION AGAINST DAMAGES ARISING FROM OR RELATED TO PERSONAL INJURIES, DEATH, PROPERTY DAMAGE AND CLAIMS MADE BY LANDOWNERS WHO OWN LAND ADJACENT TO THE PROPERTIES ARISING FROM OR IN CONNECTION WITH ACTIVITIES, TESTS, ENVIRONMENTAL ASSESSMENTS OR OTHER OPERATIONS CONDUCTED BY PURCHASER OR PURCHASER'S REPRESENTATIVES RELATED TO THIS AGREEMENT.

PURCHASER'S INDEMNIFICATION OF SELLER INDEMNITEES, THE OTHER OWNERS OF INTERESTS IN THE ASSETS, AND ALL SUCH PERSONS' DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES, SHALL BE PURSUANT TO AND IN ACCORDANCE WITH ALL OF THE INDEMNIFICATION PROVISIONS SET OUT IN SECTION 11.3(b) AND SHALL INCLUDE, WITHOUT LIMITATION, INDEMNIFICATION AGAINST DAMAGES AND LITIGATION EXPENSES.

 Section 7.8 Gas Imbalances and Take-or-Pay Make-up
Obligations.

Subject to the adjustment to the Purchase Price as provided in this Section 7.8, Purchaser expressly assumes any and all obligations attributable to gas production imbalances with co-owners of the Properties and gas take-or-pay make-up obligations with purchasers or sellers of natural gas from the Properties. Should Purchaser (i) determine that the gas imbalance information set out on Exhibit 5.13 is inaccurate and (ii) deliver a written notice regarding the gas imbalance to Seller at least five (5) Business Days prior to Closing, Seller shall review Purchaser's information regarding the alleged gas imbalance. If it is determined that there is an inaccuracy as of the Effective Time in the gas imbalance set forth on Exhibit 5.13, then the Purchase Price shall be either increased (if there is aggregate underproduction) or decreased (if there is aggregate overproduction) on the basis of $4.00 per MMBtu. This adjustment to the Purchase Price shall be in full settlement of all production imbalances on the Assets. Notwithstanding anything to the contrary contained in this Section 7.8, there shall be no adjustment to the Purchase Price if it is determined that actual imbalance volumes are within 15% above or below those shown on Exhibit 5.13.

The adjustment to the Purchase Price as set forth in this
Section 7.8 is Purchaser's exclusive remedy for (i) any gas imbalance, (ii) any breach of Seller's representation in
Section 5.13 and (iii) any affirmation of such representations in the certificate of Seller to be delivered pursuant to Section 9.2(d), and, at Closing, Purchaser shall assume Seller's overproduced or underproduced position in the Wells as of the Effective Date, including the responsibility for the payment of royalties with respect to any imbalance and any obligation to balance, whether in cash or in kind. Purchaser shall be deemed to have waived any breaches of Section 5.13 if Purchaser fails to give timely written notice to Seller as provided above.

Section 7.9 Consents and Preferential Rights.

(a) Seller shall promptly prepare and send notices to the holders of any required consents to assignment of any Assets requesting such consents. Seller shall use reasonable efforts to obtain all such consents which are reasonably obtainable by Closing and are required to vest Defensible Title to the Assets in Purchaser. Purchaser shall cooperate with Seller in seeking to obtain such consents. In the event that Seller is unable to obtain such consents that are required to vest Defensible Title to the Assets, Purchaser may elect to treat the unsatisfied consent requirement as a Title Defect and the procedures set forth in Section 3.5(a) shall apply.

     (b) Seller shall promptly prepare and send notices to the holders of any applicable preferential rights to purchase any Asset requesting waivers of such preferential rights to purchase. The consideration payable under this Agreement for any particular Assets for purposes of preferential purchase right notices shall be the Allocated Value for such Assets. Seller shall use reasonable efforts to cause such waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing. Purchaser shall cooperate with Seller in seeking to obtain such waivers of preferential rights.

     If the holder of a preferential right to purchase exercises such right, Seller shall tender to such third party the required interest in the affected Asset at a price equal to the Allocated Value (reduced appropriately, as determined by mutual agreement of Purchaser and Seller, if less than the entire Asset must be tendered), and to the extent that such preferential right to purchase is exercised and such interest in such Asset is actually sold to the third party so exercising such right, the Assets transferred will be treated as if subject to a Title Defect and the procedures set forth in Section 3.5(b) shall apply.

     Should a holder of a preferential right to purchase fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired prior to Closing, subject to the remaining provisions of this
     Section 7.9, such Assets shall be included in the transaction contemplated by this Agreement at Closing and the following procedures shall be applicable:

     (i) An Assignment and Bill of Sale from Seller to Purchaser of the Assets affected by such preferential right to purchase shall be delivered into an escrow account, Purchaser shall take beneficial possession of the affected Assets and Purchaser shall be entitled to all production, income, proceeds, receipts and credits to which Purchaser would be entitled under Section
     11.1. Purchaser shall Indemnify Seller Indemnitees against Damages for which Purchaser would be liable under the terms of Sections 11.2 and 11.3 with respect to the affected Assets. Record title to the affected Assets shall not be transferred and the Assignment and Bill of Sale shall not be released to Purchaser from the escrow account until such preferential right to purchase has been waived or has expired. PURCHASER'S INDEMNIFICATION OF SELLER INDEMNITEES SHALL BE PURSUANT TO AND IN ACCORDANCE WITH THE INDEMNIFICATION PROVISIONS SET OUT IN SECTION 11.3(b) AND SHALL INCLUDE, WITHOUT LIMITATION, INDEMNIFICATION AGAINST DAMAGES AND LITIGATION EXPENSES.

     (ii) Seller shall continue to use reasonable efforts to obtain the waiver of the preferential right to purchase and shall continue to be responsible for the compliance with the preferential right to purchase.

     (iii) Should the holder of the preferential right to purchase exercise same, Purchaser and Seller agree to cause the affected Assets to be transferred to such holder on the terms and provisions set out herein and in the applicable preferential right to purchase provision. In such event, Seller shall pay the Allocated Value, subject to applicable adjustments, for such Asset to Purchaser, and Seller shall be entitled to retain the consideration paid for the affected Asset by the holder of the preferential right to purchase.

     (iv) If the preferential right to purchase is waived after the Closing Date or if the time limit for the exercise of the preferential right to purchase expires without being exercised, Seller and Purchaser shall take all reasonable actions necessary to ensure that the affected Assets are promptly conveyed out of escrow to Purchaser.

     (v) Once the provisions of subparagraph (iv) have been satisfied and all obligations in connection therewith have been fulfilled, the Closing shall be deemed to have occurred for all purposes hereunder with respect to the affected Assets.

     Should any third party bring any suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce preferential rights, the Assets affected by such suit, action or other proceeding shall be excluded from the Assets transferred at Closing and the Purchase Price shall be reduced by the Allocated Value of such excluded Assets. Promptly after the suit, action or other proceeding is dismissed or settled or a judgment is rendered, Seller shall sell to Purchaser and Purchaser shall purchase from Seller all such Assets not being sold to the third party for a purchase price equal to the Allocated Value of such Assets, adjusted as provided in Section 2.2.

Section 7.10 Tax Matters.

     (a) Subject to the provisions below, Seller shall be responsible for all Taxes attributable to all times prior to Effective Time, including without limitation, income Taxes arising as a result of the gain recognized on the transfer of the Assets. Purchaser shall be responsible for all such Taxes attributable to all periods of time at and after the Effective Time.

     (b) Seller shall pay to the appropriate Governmental Body all Taxes with respect to the Assets which are required to be paid prior to Closing and shall file all Tax Returns with respect to such Taxes. Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date relating to the Assets and any supporting documentation provided by Seller to any taxing authorities.

     (c) Ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom shall be prorated between Purchaser and Seller as provided in Section 1.6.
     Purchaser shall pay all ad valorem taxes, and within thirty (30) days of paying, Purchaser shall deliver to Seller copies of receipts for payment of ad valorem taxes and any supporting documentation.

     (d) Purchaser shall pay any sales, use, excise, registration, documentary, stamp or transfer Taxes, recording fees incurred and imposed with respect to the conveyance of the Properties contemplated hereby.

Section 7.11 Further Assurances.

After Closing, Seller and Purchaser shall take such further actions and execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.12 Transition Services.

Before Closing, the parties shall negotiate a separate transition agreement containing mutually agreeable terms pursuant to which Seller shall continue to provide royalty accounting, accounts receivable and accounts payable services with respect to the Assets for a period not to exceed sixty (60) days following Closing in consideration for the charges stated in such transition agreement and the reimbursement of Seller's costs of providing such services.

Section 7.13 Replacement of Bonds, Letters of Credit and
Guarantees.

None of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Bodies and relating to the Assets shall be transferred to Purchaser. Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and to consummate the transactions contemplated by this Agreement.

Section 7.14 Like-Kind Exchange

Purchaser and Seller agree to use reasonable cooperation so that the transfer of the Properties shall, at either party's election, be accomplished in a manner enabling the transfer of the Properties to qualify as a like-kind exchange of property within the meaning of Section 1031 of the Code. If such an election is made, the parties shall reasonably cooperate to effect such like-kind exchange, which cooperation shall include (i) having any cash payment be paid directly from a 1031 account which has been established with a qualified intermediary, as that term is defined in
Section 1031 of the Code, in a manner which enables such transfer of the Properties to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code and (ii) assigning rights to the Properties to a qualified intermediary or an escrow agent acting as a qualified intermediary for the purpose of receiving an assignment of the Properties in a manner which enables such transfer of the Properties to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code. In such events, the parties shall cooperate in the negotiation and execution of such additional documents.

Section 7.15 Arbitration.

Disputed matters related to Allocated Values in Section 2.3(b), remedies for Title Defect Amounts in Section 3.4(d), Title Benefits Amounts in Section 3.4(i), downward adjustment to the Purchase Price to reflect the costs of remediation in Section 4.3 and the final settlement statement in Section 9.4(b) may be submitted, as provided in the respective Sections listed above, to arbitration pursuant to the following provisions:

(a) The parties shall jointly select a mutually acceptable person as the sole arbitrator under this Agreement. If the parties are unable to agree upon the designation of one person as arbitrator, then each party shall appoint one arbitrator and the two arbitrators so chosen shall appoint a third arbitrator and the three arbitrators shall arbitrate any dispute.

(b) Any arbitration hearing shall be held in Houston, Texas at a location acceptable to the arbitrator.

(c) The arbitrator shall settle disputes in accordance with the Texas General Arbitration Act and the Rules of the American
Arbitration Association. The decision of the arbitrator shall be binding upon the parties and may be enforced in any court of competent jurisdiction. Seller and Purchaser, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrator shall be shared equally by Seller and Purchaser.

(d) In fulfilling his duties hereunder, the arbitrator shall be bound by the terms of this Agreement. In fulfilling any of his arbitration duties, the arbitrator may consider such other matters as in the opinion of the arbitrator are necessary or helpful to make a proper evaluation. Additionally, the arbitrator may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, attorneys and consultants, to advise the arbitrator.

(e) If any arbitrator selected hereunder should die, resign or be unable to perform his duties hereunder, the parties selecting such arbitrator shall select a replacement arbitrator. The aforesaid procedure shall be followed from time to time as necessary.


                          ARTICLE 8
                    CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

     (a) Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing
     Date;

     (b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

     (c) Pending Litigation. No suit, action or other proceeding by a third party, including any Governmental Body, seeking to restrain, enjoin or otherwise prohibit the conveyance of the Assets or the consummation of the transactions contemplated by this Agreement shall be pending;

     (d) Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the Assignment and Bill of Sale and the other documents and certificates to be delivered by Purchaser under Section 9.3;

     (e) Payment. Purchaser shall have paid the Closing Payment;

     (f) HSR Act. Only if applicable, any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise);

     (g) Approval by Board of Directors. Purchaser shall have delivered to Seller either (i) a resolution executed by the board of directors of Purchaser which specifically approves the terms of this Agreement, the execution of this Agreement by Purchaser and the completion of the transaction contemplated by this Agreement or (ii) a unanimous consent of the board of directors of Purchaser which specifically approves the terms of this Agreement, the execution of this Agreement by Purchaser and the completion of the transaction contemplated by this Agreement; and

     (h) Flores Field Agreement. Contemporaneously with the preparation and execution of this Agreement, Purchaser and Seller have prepared a second Purchase and Sale Agreement covering an undivided fifty percent (50%) of Seller's interests in the Flores Field, Hidalgo County, Texas and Starr County, Texas. Closing of the transaction contemplated by the Flores Field Agreement shall occur simultaneously with the Closing of the transaction contemplated by this Agreement.

Section 8.2 Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

     (a) Representations. The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than any representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

     (b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

     (c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental
     Body) seeking to restrain, enjoin or otherwise prohibit the conveyance of the Assets or the consummation of the transactions contemplated by this Agreement shall be pending;

     (d) Deliveries. Seller shall have delivered to Purchaser duly executed counterparts of the Assignment and Bill of Sale and the other documents and certificates to be delivered by Seller under Section 9.2;

     (e) HSR Act. Only if applicable, any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise);

     (f) Approval by Board of Directors. Seller shall have delivered to Purchaser a unanimous consent of the board of directors of Seller which specifically approves the terms of this Agreement, the execution of this Agreement by Seller and the completion of the transaction contemplated by this Agreement; and

     (g) Flores Field Agreement. Contemporaneously with the preparation and execution of this Agreement, Purchaser and Seller have prepared a second Purchase and Sale Agreement covering an undivided fifty percent (50%) of Seller's interests in the Flores Field, Hidalgo County, Texas and Starr County, Texas. Closing of the transaction contemplated by the Flores Field Agreement shall occur simultaneously with the Closing of the transaction contemplated by this Agreement.


                          ARTICLE 9
                           CLOSING

Section 9.1 Time and Place of Closing.

     (a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the "Closing"), shall take place at the offices of Seller located at 14425 Torrey Chase, Suite 190 Houston, Texas 77014, at 10:00 a.m., local time, on or before May 5, 2005 unless otherwise agreed to in writing by Purchaser and Seller.

     (b) The date on which the Closing occurs is herein referred to as the "Closing Date."

Section 9.2 Obligations of Seller at Closing.

At the Closing, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

     (a) Assignment and Bill of Sale of the Assets, in sufficient number of originals to allow recording in all counties in which the Properties are located and other appropriate jurisdictions and offices, as applicable, duly executed by Seller;

     (b) assignments, on appropriate forms, of state and of federal leases, if any, comprising portions of the Assets, duly executed by Seller;

     (c) letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

     (d) a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled; and

     (e) forms prescribed by the applicable Governmental
     Body to transfer status of operator from Seller to Purchaser with respect to Seller Operated Assets, including, without limitation, Form P-4 for the Railroad Commission of Texas, in the event such transfer is appropriate.

Section 9.3 Obligations of Purchaser at Closing.

At the Closing, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

     (a) a wire transfer of the Closing Payment in immediately available U.S. dollars;

     (b) copies of the Assignment and Bill of Sale of the Assets, duly executed by Purchaser,

     (c) copies of the letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser; and

     (d) a certificate duly executed by an authorized corporate officer of Purchaser dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled.

Section 9.4 Closing Payment and Post-Closing Purchase Price
Adjustments.

     (a) Not later than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section 2.2 and the Deposit. The preliminary settlement statement delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the "Closing Payment").

     (b) As soon as reasonably practicable after the Closing but not later than one hundred twenty (120) days following the Closing Date, Seller shall prepare and deliver to Purchaser a final settlement statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all Title Defect and Title Benefit adjustments under
     Section 3.4. Seller shall, at Purchaser's request, supply reasonable documentation available to support any credit, charge, receipt or other item. Not later than the thirty (30) days following receipt of the final settlement statement, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to the final settlement statement. The parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred eighty (180) days after the Closing Date. In the event that the parties cannot reach agreement within such period of time, either party may refer the remaining matters in dispute to arbitration as provided in Section 7.15.

     (c) All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds in U.S. dollars to:

          JPMorgan Chase Bank
          For account of Smith Production Inc.
          Account No. 034 000 25957
          ABA No. 113 0006 09

All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

                         ARTICLE 10
                         TERMINATION

Section 10.1 Termination.

This Agreement may be terminated as follows:

     (a) by the mutual prior written consent of Seller and Purchaser prior to Closing;

     (b) by Seller in the events that (i) Closing has not occurred on the Closing Date; (ii) Seller is not otherwise in default under the provisions of this Agreement; and (iii) the Conditions of Seller to Closing in Section 8.1 have not been satisfied;

     (c) by Purchaser in the events that (i) Closing has not occurred on the Closing Date; (ii) Purchaser is not otherwise in default under the provisions of this Agreement; and (iii) the Conditions of Purchaser to Closing in Section 8.2 have not been satisfied;

     (d) by Seller pursuant to 2.3(b), 3.4(d) and 3.4(i); and

     (e) by Purchaser pursuant to 4.3.

Section 10.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect except for the provisions of Section 5.6 (Purchaser's Liability for Brokers' Fees), Section 6.5 (Seller's Liability for Brokers' Fees), Section 7.7 (Indemnity Regarding Access) and Section 12.4 (Expenses) and the Confidentiality Agreement. The provisions and agreements listed in the preceding sentence shall survive the termination of this Agreement and shall continue in full force and effect. Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.

Section 10.3 Distribution of Deposit Upon Termination

(a) If Seller terminates this Agreement pursuant to Section 10.1(b), then Seller may retain the Deposit as liquidated damages free of any claims by Purchaser. Purchaser and Seller agree that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and the liquidated damages provided for herein are a reasonable estimate by the parties of such damages.

(b) If this Agreement is terminated for any reason other than the reasons set forth in Section 10.1(b), then Seller shall deliver the Deposit to Purchaser immediately free of any claims by Seller.

(c) Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Purchaser pursuant to this Section 10.3.

(d) The retention of the Deposit by Seller or the return of the Deposit to Purchaser as described above shall constitute the only remedies of Purchaser and Seller, respectively, in the event of termination or breach of this Agreement. Purchaser and Seller hereby waive all other remedies that might be available to either party including, without limitation, remedies available in equity, at common law and by statute including litigation and specific performance.


                         ARTICLE 11
         POST -CLOSING OBLIGATIONS; INDEMNIFICATION;
             LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1 Receipts.

(a) All production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets which are not reflected in the final settlement statement to which Purchaser is entitled under
Section 1.6 shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser.

(b) All production from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets which are not reflected in the final settlement statement to which Seller is entitled under
Section 1.6 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.

Section 11.2 Expenses.

(a) All Property Costs which are not reflected in the final settlement statement for which Seller is responsible under
Section 1.6 shall be the sole obligation of Seller, and Seller shall promptly pay same, or if same have been paid by Purchaser, Seller shall promptly reimburse Purchaser for and hold Purchaser harmless from and against same.

(b) All Property Costs which are not reflected in the final settlement statement for which Purchaser is responsible under Section 1.6 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay same, or if same have been paid by Seller, Purchaser shall promptly reimburse Seller for and hold Seller harmless from and against same.

(c) Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods prior to the Effective Time.

Section 11.3 Assumption and Indemnification.

(a) In the event of Closing, as of the Effective Time, Purchaser shall become liable for, assume, perform and discharge all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to the Effective Time, at the Effective Time or after the Effective Time. Said obligations and liabilities are referred to as the "Assumed Obligations." Purchaser, however, does not assume any obligations or liabilities of Seller to the extent that they are attributable to or arise out of the:

          (i) Excluded Assets; or

          (ii) actions, suits or proceedings, if any, set forth on Exhibit 5.7, or

          (iii) claims for wrongful death and/or personal injury related to the Properties which claims arose before the Effective Time; or

          (iv) continuing responsibility of the Seller under
          Section 11.2 or matters for which Seller is required to Indemnify Purchaser under this Article 11.

(b) PURCHASER SHALL INDEMNIFY, COVENANT NOT TO SUE, SAVE,
RELEASE, DEFEND, DISCHARGE AND HOLD SELLER INDEMNITEES
HARMLESS (COLLECTIVELY, "INDEMNIFY") FROM AND AGAINST
DAMAGES, INCURRED OR SUFFERED BY SELLER INDEMNITEES THAT ARE
CAUSED BY, OR ARISE OUT OF OR RESULT FROM:

          (i) THE ASSUMED OBLIGATIONS; OR

          (ii) THE OWNERSHIP, USE OR OPERATION OF THE ASSETS
          AT AND AFTER THE EFFECTIVE TIME; OR

          (iii) ENVIRONMENTAL LIABILITIES; OR

          (iv) ACCESS TO THE ASSETS IN SECTION 7.7; OR

          (v) PREFERENTIAL RIGHTS TO PURCHASE IN SECTION 7.9(b)(i); OR

          (vi) PURCHASER'S OBLIGATIONS UNDER THIS AGREEMENT; OR

          (vii) THE BREACH OF ANY OF PURCHASER'S COVENANTS OR
          AGREEMENTS CONTAINED IN ARTICLE 7 OF THIS
          AGREEMENT, SAVE AND EXCEPT FOR COVENANTS OR
          AGREEMENTS CONTAINED IN SECTION 7.7 (ACCESS TO THE
          ASSETS) AND SECTION 7.9(b)(i)(RELATED TO
          PREFERENTIAL RIGHTS TO PURCHASE) WHICH ARE COVERED
          ABOVE; OR

          (viii) THE BREACH OF ANY REPRESENTATION OR
          WARRANTY MADE BY PURCHASER IN ARTICLE 6 OF THIS
          AGREEMENT OR IN THE CERTIFICATE DELIVERED BY
          PURCHASER AT CLOSING PURSUANT TO SECTION
          9.3(d)(CERTIFICATE OF CORPORATE OFFICER OF
          PURCHASER); OR

          (ix) THE LITIGATION EXPENSES (DEFINED BELOW).

          THE INDEMNIFICATION OBLIGATIONS OF PURCHASER IN
          THIS PARAGRAPH SHALL BE REFERRED TO HEREIN AS
          "PURCHASER'S INDEMNIFICATION OBLIGATIONS."

PURCHASER SHALL INDEMNIFY SELLER INDEMNITEES AGAINST DAMAGES
FOR MATTERS COVERED BY PURCHASER'S INDEMNIFICATION
OBLIGATIONS ARISING OUT AND RESULTING FROM:

          1.  THE NEGLIGENCE OF SELLER, WHETHER THE
          NEGLIGENCE IS ORDINARY, ACTIVE, PASSIVE, JOINT,
          CONCURRENT OR SOLE BUT EXCLUDING CLAIMS BASED ON
          GROSS NEGLIGENCE; AND

          2. THE STRICT LIABILITY OF SELLER, BUT EXCLUDING CLAIMS BASED ON THE WILLFUL MISCONDUCT OF SELLER.

COSTS OF ATTORNEY FEES, COSTS OF COURT, EXPENSES FOR HIRING INVESTIGATORS AND INVESTIGATING, DEFENDING LITIGATION, PROSECUTING LITIGATION, HIRING EXPERT WITNESSES, COSTS OF SETTLEMENT AND ANY AND ALL COSTS AND EXPENSES PERTAINING TO ANY LITIGATION SHALL COLLECTIVELY BE REFERRED TO AS THE "LITIGATION EXPENSES." PURCHASER SHALL INDEMNIFY SELLER INDEMNITEES FROM AND AGAINST ALL LITIGATION EXPENSES ARISING FROM, BASED UPON, RELATED TO OR IN ANY WAY CONNECTED WITH PURCHASER'S INDEMNIFICATION OBLIGATIONS

IT IS UNDERSTOOD AND AGREED THAT PURCHASER'S OBLIGATION TO INDEMNIFY SELLER INDEMNITEES FROM AND AGAINST THE LITIGATION EXPENSES IS (I) SEPARATE AND APART FROM PURCHASER'S OBLIGATION TO INDEMNIFY SELLER INDEMNITEES FROM DAMAGES AND
(II) IS NOT DEPENDENT UPON PURCHASER'S SUBSTANTIVE OBLIGATION TO INDEMNIFY SELLER INDEMNITEES FROM AND AGAINST DAMAGES. PURCHASER'S OBLIGATION TO INDEMNIFY SELLER INDEMNITEES FROM AND AGAINST THE LITIGATION EXPENSES SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBSTANTIVE INDEMNITY OBLIGATION COMPLIES IN ALL RESPECTS WITH THE EXPRESS NEGLIGENCE RULE. PURCHASER AND SELLER BOTH AGREE AND STIPULATE THAT THIS INDEMNIFICATION AGREEMENT COMPLIES WITH AND SATISFIES ALL OF THE REQUIREMENTS SET FORTH IN ETHYL CORP. V. DANIEL CONSTRUCTION CO., 725 S.W.2d 705 (TEX.1987) AND ALL SUBSEQUENT CASES, DRESSER INDUSTRIES, INC. V. PAIGE PETROLEUM, INC., 853 S.W. 2d 505 (TEX. 1993) AND ALL SUBSEQUENT CASES AND ALL OTHER APPLICABLE REQUIREMENTS OF TEXAS LAW.

PURCHASER 'S INDEMNITY OBLIGATIONS TO SELLER INDEMNITEES
HEREUNDER SHALL BE LIMITED TO THE EXTENT OF PURCHASER'S
PROPORTIONATE INTEREST IN ANY AFFECTED ASSETS.

PURCHASER AND SELLER BOTH AGREE AND STIPULATE THAT THIS
INDEMNIFICATION AGREEMENT COMPLIES WITH THE EXPRESS
NEGLIGENCE TEST, AND THAT THE PARTIES CLEARLY INTEND TO
TRANSFER THE RISK OF LOSS FOR THE INDEMNITEE'S NEGLIGENCE.

PURCHASER AND SELLER BOTH AGREE AND STIPULATE THAT THESE
INDEMNIFICATION PROVISIONS ARE CONSPICUOUS.

(c) SELLER SHALL INDEMNIFY PURCHASER INDEMNITEES AGAINST AND
FROM ALL DAMAGES INCURRED OR SUFFERED BY PURCHASER
INDEMNITEES THAT ARE CAUSED BY, OR ARISE OUT OF OR RESULT
FROM:

          (i) THE OBLIGATIONS AND LIABILITIES DESCRIBED IN
          SECTION 11.3(a)(i), 11.3(a)(ii) AND 11.3(a)(iii);
          OR

          (ii) SELLER'S BREACH OF ANY OF SELLER'S COVENANTS
          OR AGREEMENTS CONTAINED IN ARTICLE 7 OF THIS
          AGREEMENT; OR

          (iii) THE BREACH OF ANY REPRESENTATION OR WARRANTY
          MADE BY SELLER IN ARTICLE 5 OF THIS AGREEMENT OR
          IN THE CERTIFICATE DELIVERED BY SELLER AT CLOSING
          PURSUANT TO SECTION 9.2(d)(CERTIFICATE OF
          CORPORATE OFFICER OF SELLER); OR

          (iv) SELLER'S OBLIGATIONS UNDER THIS AGREEMENT; OR

          (v) LITIGATION EXPENSES.

          THE INDENMIFICATION OBLIGATIONS OF SELLER IN THIS
          PARAGRAPH SHALL BE REFERRED TO HEREIN AS "SELLER'S
          INDEMNIFICATION OBLIGATIONS."

SELLER SHALL INDEMNIFY PURCHASER INDEMNITEES AGAINST DAMAGES
FOR MATTERS COVERED BY SELLER'S INDEMNIFICATION OBLIGATIONS
ARISING OUT OF AND RESULTING FROM:

          1.  THE NEGLIGENCE OF PURCHASER, WHETHER THE
          NEGLIGENCE IS ORDINARY, ACTIVE, PASSIVE, JOINT,
          CONCURRENT OR SOLE BUT EXCLUDING CLAIMS BASED ON
          GROSS NEGLIGENCE; AND
          2.  THE STRICT LIABILITY OF PURCHASER, BUT EXCLUDING
          CLAIMS BASED ON THE WILLFUL MISCONDUCT OF
          PURCHASER.

SELLER SHALL INDEMNIFY PURCHASER INDEMNITEES FROM AND
AGAINST THE LITIGATION EXPENSES ARISING FROM, BASED UPON,
RELATED TO OR IN ANY WAY CONNECTED WITH SELLER'S
INDEMNIFICATION OBLIGATIONS.

IT IS UNDERSTOOD AND AGREED THAT SELLER'S OBLIGATION TO
INDEMNIFY PURCHASER INDEMNITEES FROM AND AGAINST THE
LITIGATION EXPENSES IS (I) SEPARATE AND APART FROM SELLER'S
OBLIGATION TO INDEMNIFY PURCHASER INDEMNITEES FROM DAMAGES
AND (II) IS NOT DEPENDENT UPON SELLER'S SUBSTANTIVE
OBLIGATION TO INDEMNIFY PURCHASER INDEMNITEES FROM AND
AGAINST DAMAGES. SELLER'S OBLIGATION TO INDEMNIFY PURCHASER
INDEMNITEES FROM AND AGAINST THE LITIGATION EXPENSES SHALL
APPLY IRRESPECTIVE OF WHETHER THE SUBSTANTIVE INDEMNITY
OBLIGATION COMPLIES IN ALL RESPECTS WITH THE EXPRESS
NEGLIGENCE RULE. PURCHASER AND SELLER BOTH AGREE AND
STIPULATE THAT THIS INDEMNIFICATION AGREEMENT COMPLIES WITH
AND SATISFIES ALL OF THE REQUIREMENTS SET FORTH IN ETHYL
CORP. V. DANIEL CONSTRUCTION CO., 725 S.W.2d 705 (TEX.1987)
AND ALL SUBSEQUENT CASES, DRESSER INDUSTRIES, INC. V. PAIGE
PETROLEUM, INC., 853 S.W. 2d 505 (TEX. 1993) AND ALL
SUBSEQUENT CASES AND ALL OTHER APPLICABLE REQUIREMENTS OF
TEXAS LAW.

SELLER'S INDEMNITY OBLIGATIONS TO PURCHASER INDEMNITEES
HEREUNDER SHALL BE LIMITED TO THE  EXTENT OF SELLER'S
PROPORTIONATE INTEREST IN ANY AFFECTED ASSETS.

SELLER AND PURCHASER BOTH AGREE AND STIPULATE THAT THIS
INDEMNIFICATION AGREEMENT COMPLIES WITH THE EXPRESS
NEGLIGENCE TEST AND THAT THE PARTIES CLEARLY INTEND TO
TRANSFER THE RISK OF LOSS FOR THE INDEMNITEE'S NEGLIGENCE.

SELLER AND PURCHASER BOTH AGREE AND STIPULATE THAT THESE
INDEMNIFICATION PROVISIONS ARE CONSPICUOUS.

(d) Notwithstanding anything to the contrary contained in this Agreement, in the event that Closing occurs, thereafter, this Section 11.3 shall be deemed to contain the parties' exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the parties contained in Articles 5, 6 and 7 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each party at Closing pursuant to Sections 9.2(d) or 9.3(d), as applicable.

The parties shall have all other remedies at law or in equity for breaches of all provisions of this Agreement other than Articles 5, 6 and 7. Notwithstanding anything to the contrary contained herein, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to either punitive or consequential damages as a remedy in connection with a breach of any provision of this Agreement and/or the transactions contemplated hereby, and each of Purchaser and Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to punitive or consequential damages in connection with a breach of any provision of this Agreement and/or the transactions contemplated hereby.

(e) "Damages" shall mean the amount of any and all liability, loss, cost, diminution in value, expense, claim, demand, notice of violation, investigation by any Governmental Body, cause of action, administrative proceeding, payment, charge, obligation, fine, penalty, deficiency, award or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.

Section 11.4 Indemnification Actions.

All claims for indemnification under Section 11.3 shall be asserted and resolved as follows:

     (a) For purposes of this Article 11, the term "Indemnifying Party" shall mean the party having an obligation to indemnify the other party pursuant to this Article 11, and the term "Indemnified Party" shall mean the party having the right to be indemnified by the other party pursuant to this Article 11.

     (b) To make a claim for indemnification under Section 11.3, an Indemnified Party shall provide to the Indemnifying Party a written notice (the "Indemnification Notice") which specifies the basis of the Indemnified Party's entitlement to indemnification under this Agreement. In the event that the Indemnification Notice is based upon a claim by a third party against the Indemnified Party (a "Third Party Claim"), the Indemnified Party shall provide its Indemnification Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.4 shall not relieve the Indemnifying Party of its obligations under Section 11.3 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party's ability to defend against the Third Party Claim.

     (c) The Indemnifying Party shall have thirty (30) days from its receipt of an Indemnification Notice to notify the Indemnified Party whether it will assume the defense of the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

     (d) If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to an Indemnification Notice, the Indemnifying Party shall diligently defend, at its sole cost and expense, the Indemnified Party against the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.4(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

     (e) If the Indemnifying Party does not assume the defense of the Indemnified Party against a Third Party Claim or assumes the defense, but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party's choice, subject to the right of the Indemnifying Party to assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet assumed the defense of the Indemnified Party, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement or final determination of the Third Party Claim and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) assume defense against the Third Party Claim in writing and
     (ii) if so assumed, reject, in its reasonable judgment, the proposed settlement or final determination of the Third Party Claim.

     (f) In the event that the Indemnification Notice sets forth a claim for Damages based upon an inaccuracy or breach of a representation, warranty or covenant or obligation in this Agreement, the Indemnification
     Notice shall specify the representation, warranty, covenant or obligation which was inaccurate or breached. In such case, the Indemnifying Party shall have thirty (30) days from its receipt of the Indemnification Notice to (i) cure the Damages complained of, (ii) accept the claim for such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified
     Party within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying
     Party hereunder.

Section 11.5 Survival.

In the event of Closing:

     (a) The representation and warranty of Seller in
     Section 3.1(a)(Defensible Title) shall terminate on the Title Claim Date (3.4(a)). The remainder of the representations, warranties, covenants and agreements provided for in this Agreement shall terminate upon Closing except as may otherwise be expressly provided herein.

     (b) Purchaser's Indemnification Obligations in Section 11.3(b) shall terminate as of the times set out below except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date:
     11.3(b)(i), 11.3(b)(ii), 11.3(b)(iii) and 11.3(b)(iv)
     shall not terminate and shall continue without time limit; 11.3(b)(v) shall terminate six months after the end of the term of the escrow described in 7.9(b)(i); 11.3(b)(vi), 11.3(b)(vii) and 11.3(b)(viii) shall terminate six months after Closing; and 11.3(b)(ix) shall continue in force and effect until the termination of the survival period of each of the other Purchaser's Indemnification Obligations in 11.3(b)(i)- 11.3(b)(viii), inclusive.

     (c) Seller's Indemnification Obligations in Section 11.3(c) shall terminate as of the times set out below except as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date: 11.3(c)(i) shall not terminate and shall continue without time limit; 11.3(c)(ii), 11.3(c)(iii) and 11.3(c)(iv) shall terminate six months after Closing; and 11.3(c)(v) shall continue in force and effect until the termination of the survival period of each of the other Seller's Indemnification Obligations in 11.3(c)(i)- 11.3(c)(iv), inclusive.

     (d) The Confidentiality Agreement shall survive Closing.

     (e) Except as provided above, all other provisions in this Agreement shall terminate at Closing except for the following provisions which shall survive Closing:

     (i) Section 7.5 - Prohibition against Public Announcements
     (ii) Section 7.11 - Further Assurances
     (iii) Section 11.1 - Receipts
     (iv) Section 11.2 - Expenses
     (v) Section 11.4 - Indemnification Actions
     (vi) Section 11.7 - Independent Investigation
     (vii) Section 11.8 - Disclaimer Regarding Information
     (viii) Section 11.9 - Waiver of Trade Practices Acts
     (ix) Section 11.10 - Post-Closing Audit Rights
     (x) Section 12.5 - Change of Name
     (xi) Section 12.7 - Governing Law

Section 11.6 Recording.

As soon as practicable after Closing, Purchaser shall record the (i) Assignment and Bill of Sale in the appropriate counties as well as with all appropriate governmental agencies, (ii) forms prescribed by the applicable Governmental Body to transfer status of operator from Seller to Purchaser with respect to Seller Operated Assets that are wholly owned by Seller, and (iii) assignments necessary to convey to Purchaser all federal or state leases, if any, in the form as prescribed by the applicable Governmental Body and provide Seller with copies of all recorded or approved instruments.

Section 11.7 Independent Investigation.

In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied exclusively on Purchaser's own investigation and analysis of the condition, value, characteristics and qualities of the Assets. Seller hereby expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute or otherwise, other than the warranty made in Section 3.1, the express representations and warranties made in Article 5, the certificate of Seller to be delivered pursuant to Section
9.2(d) and the special warranty of title in the Assignment and Bill of Sale relating to the Assets.

Section 11.8 Disclaimer Regarding Information.

Seller hereby expressly negates and disclaims, and Purchaser hereby waives and acknowledges that Seller has not made, any representation or warranty, express or implied, relating to (a) the accuracy, completeness or materiality of any information, Records, data or other materials (written or oral) now, heretofore, or hereafter furnished to Purchaser by or on behalf of Seller or (b) production rates, recompletion or rework opportunities, decline rates, geological or geophysical data or interpretations, the quality, quantity, recoverability or cost of recovery of any Hydrocarbon reserves, any product pricing assumptions, or the ability to sell or market any Hydrocarbons after Closing.

Section 11.9 Waiver of Trade Practices Acts.

     (a) The Purchaser's rights and remedies with respect to this Agreement and with respect to all acts or practices of Seller, past, present or future, in connection with this Agreement shall be governed by legal principles other than the DTPA. Purchaser hereby waives the applicability of the DTPA to this Agreement and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Purchaser does not waive Section 17.555 of the DTPA.

     (b) Purchaser expressly recognizes that the price for which Seller has agreed to perform Seller's obligations under this Agreement has been predicated upon the inapplicability of the DTPA and Purchaser's agreement to waive the applicability of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on such waiver by Purchaser and the inapplicability of the DTPA.

Section 11.10 Post-Closing Audit Rights.

Following Closing, Seller shall have the same rights of a non-operator as Purchaser has under joint operating agreements covering the Assets to audit the books and records of the operators of any of the Assets. Seller shall be entitled to collect from operators all amounts claimed due for any period of time prior to the Effective Time as a result of audits.


                         ARTICLE 12
                        MISCELLANEOUS

Section 12.1 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2 Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by registered or certified mail, postage prepaid, as follows:

If to Seller:

Smith Production Inc.
14425 Torrey Chase, Suite 190
Houston, Texas 77014
Attention: Glenn R. Smith
Telephone: 281.583.0196
Facsimile: 281.893.6396

If to Purchaser:

Fidelity Exploration & Production Company
Attention: Darwin L. Subart
1700 Lincoln, Suite 4600
Denver CO 80203
Telephone: (303) 893-3313
Telecopy: (720)931-9646

Either Party may change its address by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3 Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 12.4 Expenses.

All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Assignment and Bill of Sale delivered hereunder and the Exhibits hereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers, shall be borne solely and entirely by the party incurring same.

Section 12.5 Change of Name.

As promptly as practicable, but in any case within thirty
(30) days after the Closing Date, Purchaser shall eliminate Seller's name and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, Purchaser shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6 Construction.

Both Seller and Purchaser have had (i) substantial input into the drafting and preparation of this Agreement and (ii) the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions and shall not be construed against either party.

Section 12.7 Governing Law.

This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations.

Section 12.8 Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9 Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10 Assignment.

No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party and any assignment or delegation made without such consent shall be void.

Section 12.11 Entire Agreement.

The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.12 Amendment.

     (a) This Agreement may be amended or modified only by an agreement in writing executed by both parties.

     (b) No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.13 No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind.

Section 12.14 References.

In this Agreement:

     (a) References to any gender include a reference to all other genders;

     (b) References to the singular include the plural, and vice versa;

     (c) Reference to any Article or Section means an Article or Section of this
     Agreement;

     (d) Reference to any Exhibit means an Exhibit that is incorporated into and made a part of this Agreement;

     (e) Unless expressly provided to the contrary, "hereunder", "hereof", "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

     (f) "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the dates shown below to be effective as of the Effective Time.

SELLER:                            PURCHASER:

Smith Production Inc.              Fidelity Exploration & Production
                                   Company


By: /s/ GLENN R. SMITH             By: /s/ DARWIN L. SUBART
Printed Name: Glenn R. Smith           Printed Name: Darwin L. Subart
Title: President                       Title: President
Date: April 19, 2005               Date: April 19,  2005